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                                                                   Exhibit  99.1



     Identix Sells Project Management Services Subsidiary to Alion Science
       and Technology; Identix Sharpens Focus on Core Biometrics Business;
                     Significantly Strengthens Balance Sheet

    MINNETONKA, Minn.--(BUSINESS WIRE)--Feb. 13, 2004--Identix Incorporated (Nasdaq:IDNX) announced today that it has sold its wholly-owned project management services subsidiary, Identix Public Sector, Inc. (IPS), to McLean, VA-based Alion Science and Technology Corporation. Identix will hold a live web-cast today at 12:00 noon Eastern time to provide additional details on the transaction. The web cast may be accessed at http://audioevent.mshow.com/154473 or http://www.shareholder.com/identix/medialist.cfm.
    Under the terms of the deal, Identix has received cash proceeds of approximately $8.85 million from Alion, approximately $850,000 of which is partial payment for inter-company payables owed to Identix from IPS. Identix expects to receive an additional amount of approximately $1.1 million in payment for inter-company payables in four equal installments over the next four months from Alion. Under the agreement, Identix will also retain approximately $2.0 million in cash from the IPS balance sheet, $1.7 of which was generated over the past six weeks from collections on IPS receivables, and is also entitled to payment by Alion of approximately $800,000 in trade receivables due from IPS to Identix upon receipt from the customers. An additional cash payment to Identix by Alion of $500,000 will be held in escrow pending the satisfaction of certain conditions. In addition, Alion has assumed future lease obligations for IPS totaling approximately $16 million. Finally, Identix will keep certain assets related to legislative data solutions and technology consulting that will continue to operate from Fairfax, VA. Aggregate deal costs to Identix are expected to total approximately $2 million, including one-time severance payments and financial advisory and attorneys fees.
    "The sale of IPS is a very important step on our strategic roadmap," said Dr. Joseph J. Atick, President and CEO of Identix. "This move allows us to fully focus on our core business in order to deepen our leadership in the rapidly growing biometrics market, which we believe will help accelerate our biometric growth and speed up our drive towards profitability.
    "Over our fiscal 2004 third and fourth quarters," Atick said, "we expect to receive total net inflows of cash, after deal expenses, of more than $10 million related to this transaction and the improved collections of IPS. Additionally, we expect this transaction to result in a one-time gain of approximately $5 million, which will be reflected in the statement of operations as a discontinued operation in our 2004 fiscal third quarter ending March 31, 2004. This transaction is expected to be modestly positive from an operating cash flow perspective and modestly negative from an operating income perspective.
    "It is important to emphasize that our presence in the Federal marketplace will not be diminished by this move," Atick continued. "We are maintaining and growing our biometrics product and product related professional services businesses in the Washington DC area in their current locations. Our Identix Federal Sector group will continue executing on its mission of expanding our biometric offerings and business to the Federal government."
    Atick concluded, "I believe IPS' customers and employees will be very well served by Alion, a company that is focused on delivering engineering, operational and technical services to the federal government. Alion is a company that has an established and stellar reputation. I welcome them as a partner. I also want to thank the current and past employees of IPS for their efforts and hard work while they were with us and I wish them well in their new company."
    Quarterdeck Investment Partners, LLC acted as financial advisor to Identix on the transaction.

    About Alion Science and Technology

    Alion Science and Technology is an employee-owned research and development company providing technology services to the Department of Defense, other government agencies, and commercial customers. Building on more than 67 years of experience, Alion employee-owners are experts in wireless communication, defense operational support, industrial solutions, nuclear engineering, chemical technology, explosive science, information technology, and transport technology. Based in McLean, Virginia, Alion has more than 1,700 employees at major offices, customer sites and laboratories worldwide.

    About Identix Incorporated

    Identix Incorporated (Nasdaq:IDNX) is the world's leading multi-biometric security technology company. The Company's broad range of fingerprint and facial recognition technology offerings empower the identification of individuals who wish to gain access to information or facilities, conduct transactions and obtain IDs. Additionally, the Company's products and solution offerings can help identify those who perpetrate fraud and otherwise pose a threat to public safety. Identix' products serve a broad range of industries and market segments
- most notably, government and law enforcement, aviation, financial, healthcare and corporate enterprise. In addition, the Company's wholly owned subsidiary, Identix Public Sector, Inc. provides project management and facilities engineering services to the government sector.

    Statements in this release that relate to future plans, events or performance are forward-looking statements reflecting management's current expectations, assumptions and estimates of future performance and economic conditions. All forward-looking statements are made in reliance on the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Identix cautions investors that forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. Risks and uncertainties include, without limitation, those related to: the ability of the Company to prevail in the DHS BPA protest, maintain the DHS BPA award, and achieve or exceed targeted proceed levels from the DHS BPA; the availability of funding from government and commercial customers; the development of the marketplace for biometrics solutions; the ability of the Company to successfully compete for and be awarded certain major domestic and/or international government contracts that are or will be the subject of targeted RFP's and RFQ's; demand for Identix' products and services; the ability of Identix to complete product development on a successful and timely basis; increasing levels of competition; and other risks identified in the Company's SEC filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

    CONTACT: Identix Incorporated, Minnetonka
             Investor Relations:
             Damon Wright, 952-979-8485
             damon.wright@identix.com